Exhibit 99.1

FOR IMMEDIATE RELEASE

SIRIUSXM COMPLETES ACQUISITION OF PANDORA

Combination Creates World’s Largest Audio Entertainment Company with more than 100 Million Listeners Across Its Audio Products

NEW YORK – February 1, 2019 – Sirius XM Holdings Inc. (NASDAQ: SIRI) today announced that it has completed its acquisition of Pandora Media, Inc. With the transaction complete, SiriusXM is the world’s largest audio entertainment company with strong, long-term growth opportunities.

Jim Meyer, Chief Executive Officer of SiriusXM, said, “This is a tremendous outcome for two organizations with complementary platforms and large audiences, and we could not be more excited to be moving forward as one company. With SiriusXM’s subscription-based national service of curated and exclusive content and programming, and Pandora, the largest U.S. streaming music provider with its highly personalized free ad-supported service, under one roof, SiriusXM now reaches more than 100 million people across its audio products. That is a powerful platform for consumers, content creators and advertisers.”

Meyer continued, “Importantly, the premier products that SiriusXM and Pandora listeners have enjoyed for years are not changing. That said, good things come from being together, and we look forward to creating new unique audio packages that combine our strengths and offer an even wider range of content to our listeners. On behalf of everyone at SiriusXM, we are excited to officially welcome the talented Pandora team and look forward to working with all of our employees to continue delivering the best audio entertainment experience in the world and creating enhanced value for stockholders.”

Together, these two brands are uniquely positioned to lead a new era of audio entertainment by delivering the most compelling subscription-based and ad-supported audio experiences to millions of listeners – in the car, at home, and on the go. The combined company will drive long term growth and value for its stockholders by employing the disciplined and focused approach that has always been an integral part of Sirius XM, including by:

o	Capitalizing on cross-promotion opportunities across the combined company’s more than 100 million listeners in North America, with close to 40 million self-paying subscribers, and 75 million trialers and ad-based listeners, which represents the largest digital audio entertainment audience in the U.S.

o	Pairing SiriusXM’s curation and exclusive programming with Pandora’s uniquely predictive listener personalization technology – representing one of the world’s most extensive datasets of music listening information – to deliver audio experiences tailored to the tastes of each listener.

o	Creating new, unique audio packages that bring together the best of both services, providing a powerful platform for consumers to connect with established and emerging artists, entertainment brands, and talent.

o	Expanding monetization opportunities through both ad-supported and subscription services – in and out of the vehicle – creating innovative new ways for listeners to enjoy even more audio entertainment.

o	Continuing to invest in talent, content, technology and innovation to create and offer the best audio entertainment available, including specially-created music channels and programming from major and emerging artists, provocative talent in talk, entertainment, comedy, and exclusive sports programming.

As previously announced, the outstanding shares in Pandora not already owned by SiriusXM will be exchanged for a fixed ratio of 1.44 newly issued SiriusXM shares. Shares of Pandora’s common stock are no longer trading on the New York Stock Exchange.

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest audio entertainment company, and the premier programmer and platform for subscription- and advertising-supported audio products. With the recent addition of Pandora, the largest streaming music provider in the U.S., SiriusXM reaches more than 100 million people with its audio products. For more about the new SiriusXM, please go to: https://www.siriusxm.com/.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract or increase the number of subscribers, which is uncertain; our ability to profitably attract and retain more price-sensitive consumers; failure to protect the security of personal information about our customers; interference to our service from wireless operations; a decline in the effectiveness of our extensive marketing efforts; consumer protection laws and their enforcement; our failure to realize benefits of acquisitions or other strategic initiatives, including the acquisition of Pandora Media, Inc.; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; damage to our studios, networks or other facilities as a result of terrorism or natural catastrophes; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investors:

Hooper Stevens
212-901-6718
hooper.stevens@siriusxm.com

Media:

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com